Series B Convertible Preferred Stock Certificate of Designations

PRB Transportation Inc.

1.1 Definitions. For purposes of this resolution, the following definitions shall apply:

(a) "Board" shall mean the Board of Directors of the Company.

(b) "Common Stock" shall mean the Company's Common Stock, $.001 par value per share.

(c) "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

(d) "Distribution" shall mean the transfer of cash or property by the Company to one or more of its shareholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock), but not including Permitted Repurchases (as defined below).

(e) "Dividend Rate" shall mean $0.15 per share, which is five percent (5.0%) of the Original Issue Price per share per annum for the Series B Stock.

(f) "Original Issue Date" shall mean the date on which the first share of Series B Stock is issued by the Company.

(g) "Original Issue Price" shall mean $3.00 per share for the Series B Stock.

(h) "Permitted Repurchases" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary, which shares are subject to agreements under which the Company has the option or obligation to repurchase such shares: (i) at not greater than the fair market value thereof (determined by or in a manner approved by the Board, upon the occurrence of certain events, such as the termination of employment or services); or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

(i) "Preferred Stock" shall mean the Series A Stock and Series B Stock.

(j) "Series A Stock" shall mean the Company's Series A Convertible Preferred Stock, $.001 par value per share.

(k) "Series B Stock" shall mean the Company's Series B Convertible Preferred Stock, $.001 par value per share.

(l) "Subsidiary" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

1.2 Dividend Rights.

(a) Dividend Preference. The holders of the then issued and outstanding Series B Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, cumulative dividends at the annual Dividend Rate for such Series B Stock, pari passu with the Series A Stock and prior and in preference to the payment of any dividend or other Distribution on the Common Stock. Such dividends shall accrue on each share of Series B Stock from May 15, 2004, and shall accrue from day to day until paid, whether or not earned or declared. Accumulations of dividends on the Series B Stock shall bear interest at the rate of five percent per annum. Dividends shall be paid quarterly commencing with the fifteenth business day of August and thereafter on the fifteenth business day of November, February and May. Unless the full amount of any accrued and unpaid cumulative dividends accrued on the Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, no dividend shall be paid, or declared, and no Distribution shall be made, on any Common Stock; provided, however, that this restriction shall not apply to Permitted Repurchases. All dividends must be paid in cash unless a holder of Preferred Stock at his option elects to receive dividends in the form of Common Stock.

(b) Participation Rights. If, after dividends in the full preferential amount specified in this Section 1.2 for the Preferred Stock have been paid or declared and set apart in any fiscal year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that fiscal year, then such additional dividends shall be declared ratably among the holders of Preferred Stock and the holders of Common Stock in proportion to the amount of such stock owned by each such holder, where, for this purpose, each holder of shares of Preferred Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 1.5.

(c) Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 1.2 shall be payable in property other than cash (including without limitation Common Stock), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

(d) Payment on Conversion. If the Company shall have any accrued and unpaid dividends with respect to any Series B Stock, then immediately prior to, and upon a conversion of any of the Series B Stock as provided in Section 1.5, the Company shall, subject to the legal availability of funds and assets therefor, pay in cash or Common Stock (or a combination thereof) to the holder of the shares of Series B Stock being converted the full amount of any dividends accrued and unpaid on such shares. Upon any such conversion, if the Board elects to pay dividends with respect to any Series B Stock in Common Stock, the Board shall determine in good faith the total fair market value of such shares, equal to the balance of all accrued but unpaid dividends not paid in cash.

1.3 Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

(a) Liquidation Preferences. The holders of each share of Series B Stock then issued and outstanding shall be entitled to be paid, out of the Available Funds and Assets, pari passu with the Series A Stock and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series B Stock, plus all accrued and unpaid cumulative dividends thereon. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of Preferred Stock of their full preferential amounts described in this Section 1.3(a), then the Available Funds and Assets shall be distributed ratably among the holders of Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b) Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 1.3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, each holder of shares of Preferred Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 1.5.

(c) Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of record of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving Corporation of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution, or winding up of the Company as those terms are used in this Section 1.3.

(d) Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) if the securities are then traded on a national securities exchange or the NASDAQ NM (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(B) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale;

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board; and

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (d)(A),(B) or (C) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

1.4 Voting Rights.

(a) Series B Stock. Each holder of shares of Series B Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series B Stock could be converted pursuant to the provisions of Section 1.5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

(b) General. Subject to the provisions of this Section 1.4(b), each holder of Series B Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Series A Stock and the holders of Common Stock as a single voting group, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate voting groups.

(c) Board of Directors Election and Removal.

(i) Election. The holders of the Series B Stock, voting together with the holders of the Series A stock as a single class, exclusive of all other shareholders, shall be entitled to elect three of the Company's five directors (the "Preferred Directors"), and the holders of the Common Stock shall be entitled to elect two of the Company's five directors. The holders of the Series B Stock, voting together with the holders of the Series A Stock as a single class, exclusive of all other shareholders, shall be entitled at all times to elect not less than sixty percent of the Company’s directors.

(ii) Quorum; Required Vote.

(A) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Preferred Stock then issued and outstanding and the holders of a majority of the shares of the Common Stock then issued and outstanding shall constitute a quorum.

(B) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series of stock given the right to elect such director or directors pursuant to Section 1.4(c)(i) above ("Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (x) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (y) in the case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of shares of such Specified Stock.

(iii) Vacancy. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Section 1.4(c)(i), then a successor to hold office for the unexpired term of such director may be elected by either: (x) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (y) the affirmative vote of holders of the shares of such Specified Stock that are entitled to elect such director under Section 1.4(c)(i).

(iv) Removal. Any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to Section 1.4(c)(i) or by any director or directors elected by holders of any Specified Stock as provided in Section 1.4(c)(iii), may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such shareholders duly called for that purpose or pursuant to a unanimous written consent of shareholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 1.4(c)(iii).

(v) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 1.4, shall be held in accordance with the procedures and provisions of the Company's Bylaws, the Nevada General Corporation Law and applicable laws regarding shareholder meetings and shareholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(d) Special Voting Rights of Holders of Series B Stock. So long as the Preferred Stock represents five percent (5%) or more of the issued and outstanding capital stock of the Company, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting as a single class:

(i) amend its Articles of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Stock or the Series B Stock;

(ii) amend its Articles of Incorporation in any other manner that would adversely affect the rights, preferences and privileges of the Series A Stock or the Series B Stock, including, without limitation, any change in the size of the Board specified in Section 1.4(c) above;

(iii) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Series B Stock;

(iv) authorize or issue any other stock having rights or preferences senior to or on a parity with the Series A Stock or the Series B Stock as to dividend rights or liquidation preferences;

(v) merge or consolidate with or into any corporation if such merger or consolidation would result in the shareholders of the Company immediately prior to such merger or consolidation holding (by virtue of securities issued as consideration in such transaction or otherwise) less than a majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

(vi) sell all or substantially all the Company's assets in a single transaction or series of related transactions;

(vii) liquidate or dissolve;

(viii) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases), directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding;

(ix) amend the Company's Bylaws to change the authorized number of members of the Board or to change the rights of the Preferred Directors or the holders of Series A Stock or Series B Stock to call a special meeting of the shareholders of the Company or the Board;

(x) make any repurchase of issued and outstanding shares of the Company's capital stock other than Permitted Repurchases;

(xi) make capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate; or

(xii) take any action resulting in the Company’s aggregate indebtedness being greater than $7,500,000.

1.5 Conversion Rights. The issued and outstanding shares of Series B Stock shall be convertible into Common Stock as follows:

(a) Optional Conversion.

(i) At the option of the holder thereof, each share of Series B Stock shall be convertible into fully paid and nonassessable shares of Common Stock as provided herein.

(ii) Each holder of Series B Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b) No Mandatory or Automatic Conversion. The shares of Series B Stock shall not be subject to mandatory or automatic conversion. In the event, however, that the Company completes a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Company at a price per share equal to or greater than $5.00 per share to yield gross proceeds to the Company of not less than $7,500,000 then the Dividend Rate shall be reduced to 2.5% per annum 90 days after the Company has received proceeds from that offering.

(c) Conversion Ratio. Subject to the terms and conditions set forth herein, each share of Series B Stock shall be convertible into one share of Common Stock. The initial Conversion Price for the Series B Stock shall be the Original Issue Price. The Conversion Ratio of the Series B Stock shall be subject to adjustment from time to time as provided below.

(d) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series B Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock issuable on conversion of any shares of the Series B Stock shall be increased or decreased, as the case may be, in proportion to the increase or decrease in outstanding shares immediately following the Common Stock Event. The Conversion Price for the Series B Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (x) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(e) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series B Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the number of securities of the Company which they would have received had their Series B Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1.5 with respect to the rights of the holders of the Series B Stock or with respect to such other securities by their terms.

(f) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1.5), then in any such event each holder of Series B Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) Sale of Shares Below Conversion Price.

(i) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 1.5(g) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 1.5(d), a dividend or distribution as provided in Section 1.5(e) or a recapitalization, reclassification or other change as provided in Section 1.5(f), for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series B Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for the Series B Stock shall be reduced, as of the close of business on the date of such issue or sale, to the Effective Price at which such Additional Shares of Common Stock are so issued or sold.

(ii) Certain Definitions. For the purpose of making any adjustment required under this Section 1.5(g):

(A) "Additional Shares of Common Stock" shall mean all shares of Common Stock and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than shares of Common Stock issued or issuable upon conversion of Series B Stock or shares issued or issuable in a public offering described in Section 1.5(b)(i)(x) or warrants or rights granted to underwriters in connection therewith;

(B) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (x) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (y) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (z) if Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock or Convertible Securities.

(C) "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(D) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 1.5(g), into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 1.5(g), for the issue of such Additional Shares of Common Stock.

(E) A "Qualifying Option Issuance" shall mean an issuance by the Company of options to acquire shares of Common Stock or shares of Common Stock upon the exercise of options (x) outstanding as of the Original Issue Date or (y) granted pursuant to an Employee Stock Option Plan adopted by the Company after the Original Issue Date in accordance with the Articles of Incorporation and Bylaws of the Company, where the per share exercise price of all options issued pursuant to this clause (y) is not less than the greater of (1) the fair market per share value of the shares subject to such options measured as of the date of grant of such options as determined by the Board in its good faith business judgment, or (2) the Original Issue Price.

(iii) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Series B Stock required under this Section 1.5(g), if the Company issues or sells any Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Original Issue Price, then the Company shall be deemed to have issued, at the time of the issuance of such Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock then issuable upon exchange or conversion of such Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Convertible Securities plus the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(A) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(B) if the minimum amount of consideration payable to the Company upon the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(C) if the minimum amount of consideration payable to the Company upon the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the conversion or exchange of such Convertible Securities.

No further adjustments, adjusted upon the issuance of such Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the conversion or exchange of any such Convertible Securities.

(h) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series B Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each record holder of the Series B Stock at the holder's address as shown in the Company's books.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series B Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall, at the Company's option: (x) pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion, or (y) round up to the nearest whole share of Common Stock to be issued upon any such conversion.

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 1.5 to be given to the holders of shares of the Series B Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

(l) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Stock against impairment.

1.6 Preemptive Rights.

(a) General. Each holder of shares of Series B Stock (a "Rights Holder") shall have the right of first refusal to purchase such Rights Holder's Pro Rata Share (as defined below), of all (or any part) of any "New Securities" (as defined in Section 1.6(b) below) that the Company may from time to time issue after the Original Issue Date. A Rights Holder's "Pro Rata Share" for purposes of this right of first refusal is the ratio of (i) the number of Holder Securities (as defined in Section 1.6(b) below) as to which such Rights Holder is the Holder (as defined in Section 1.6(b) below), to (ii) a number of shares of Common Stock of the Company equal to the sum of (x) the total number of shares of Common Stock of the Company then outstanding plus (y) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible.

(b) Definitions. For purposes of this Section 1.6, the following definitions shall apply:

(i) New Securities. "New Securities" shall mean any Common Stock or preferred stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or preferred stock; provided, however, that the term "New Securities" does not include:

(A) any securities issuable upon conversion of or with respect to any then outstanding shares of preferred stock of the Company or Common Stock or other securities issuable upon conversion thereof;

(B) shares of the Company's Common Stock or preferred stock issued in connection with any stock split or stock dividend;

(C) securities offered by the Company to the public pursuant to a registration statement filed under the Securities Act and warrants or rights granted to underwriters in connection therewith;

(D) securities issued pursuant to the acquisition of another Company or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other Company or entity or fifty percent (50%) or more of the voting power of such other Company or entity or fifty percent (50%) or more of the equity ownership of such other entity.

(ii) Holder Securities. "Holder Securities" shall mean: (x) all shares of Common Stock issued upon the conversion of shares of Series B Stock that are now owned or may hereafter be acquired by a Rights Holder; and (y) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (x) of this Section; excluding in all cases, however, any Holder Securities sold to the public or sold pursuant to Rule 144 promulgated under the Securities Act.

(iii) Holder. "Holder" shall mean any person owning of record Holder Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act; provided, however, that for purposes of this Certificate of Designation, a record holder of shares of Series B Stock convertible into such Holder Securities shall be deemed to be the Holder of such Holder Securities.

(c) Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder written notice of its intention to issue New Securities (the "Notice"), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Rights Holder shall have ten (10) days from the date of mailing of any such Notice to agree in writing to purchase such Rights Holder's Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder's Pro Rata Share). If any Rights Holder fails to so agree in writing within such ten (10) day period to purchase such Rights Holder's full Pro Rata Share of an offering of New Securities (a "Nonpurchasing Holder"), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a "Purchasing Holder") written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder's full Pro Rata Share of such offering of New Securities (the "Overallotment Notice"). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders' unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders, at any time within five (5) days after the Overallotment Notice is given.

(d) Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such ten (10) plus five (5) day period, then the Company shall have 120 days thereafter to sell the New Securities with respect to which the Rights Holders' rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company's Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 1.6.

(e) Termination. This right of first refusal shall terminate (i) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public, or (ii) upon (x) the acquisition of all or substantially all the assets of the Company or (y) an acquisition of the Company by another Company or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) or more of the voting power of the Company or other entity surviving such transaction pursuant to this Section 1.6.

1.7 Miscellaneous

(a) No Reissuance of Series B Stock. No share or shares of Series B Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

(b) Consent to Certain Transactions. Each holder of shares of Series B Stock shall, by virtue of its acceptance of a stock certificate evidencing Series B Stock, be deemed to have consented, to all Permitted Repurchases.